MASON CAPITAL FUND TRUST

ACTION BY CONSENT OF SOLE SHAREHOLDER

The undersigned, being the sole shareholder of Mason Capital Fund Trust (the “Trust”), hereby consents to the adoption of the following resolutions:

RESOLVED, that the following persons are elected to serve as Trustees of the Trust until their respective successors are duly elected and qualified: Elliot Bruce, Mark Koenig and Jerry Richardson; and it is

FURTHER RESOLVED, that the Investment Advisory Agreement between the Trust and Mason Capital Partners be, and hereby is, approved substantially in the form submitted to the sole shareholder; and it is

FURTHER RESOLVED, that the ETF Distribution Agreement between the Trust and Quasar Distributors, LLC be, and hereby is, approved substantially in the form submitted to the sole shareholder; and it is

FURTHER RESOLVED, that the Rule 12b-1 Plan be, and hereby is, approved; and it is

FURTHER RESOLVED, that the investment objective, fundamental and non-fundamental policies and limitations of the Fund as recited in the Fund’s Statement of Additional Information included in Pre-Effective Amendment No. 1 to the Trust’s Registration Statement under the Securities Act of 1933 (Amendment No. 1 under the Investment Company Act of 1940) be, and hereby are, approved; and it is

FURTHER RESOLVED, that the firm of Cohen & Company, Ltd. is approved and selected as independent registered public accounting firm for the Fund from the inception of the Fund until the end of the Fund’s initial fiscal period as determined by the Board of Trustees of the Trust.

Dated as of September 14, 2023.

By:
Name:	Jeunghee P. Mason*
Title:	Initial Shareholder

*By:	/s/ Albert D. Mason
Albert D. Mason
Attorney-in-Fact